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                       [HPC Capital Management Letterhead]
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                                                                   EXHIBIT 10.33



                                                                December 9, 2002

Mr. Thomas J. Mazzarisi
Chief Financial Officer
JAG Media Holdings, Inc.
6865 S.W. 18th Street, Suite B13
Boca Raton, FL 33433

Re:   Engagement Letter


Dear Mr. Mazzarisi:


         This letter agreement (this "Agreement") confirms JAG Media Holdings, Inc. (the "Company") engagement of HPC Capital Management ("HPC") as investment banker, financial advisor and consultant of the Company and sets forth the terms and conditions pursuant to which HPC shall perform in said capacity.

         1. Retention Subject to the terms and conditions of this Agreement, the Company hereby engages HPC to act on behalf of the Company as a non-exclusive investment banker, financial advisor and consultant commencing on the date hereof and continuing for a period of 6 months hereafter unless terminated earlier by either party upon 30-calendar days' written notice (such period referred to hereinafter as the "Engagement").

          2. Services. During the Engagement and subject to the terms and conditions herein, HPC agrees to provide financial services to the Company consisting of: (i) evaluating the Company's requirements for funding growth and expansion of the Company's operations; (ii) advising the Company as to alternative modes and sources of financing; (iii) analyzing the impact of business decisions, policies, and practices on the value of the Company's business and securities; (iv) increasing the public exposure of the Company through introductions to institutions, brokers and the investment community; and
(v) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not HPC or others originate such opportunities. HPC agrees to devote such time, attention, and energy as may be necessary to perform the services hereunder. The Company expressly acknowledges and agrees that nothing herein shall be construed, however, to require HPC to (i) provide a minimum number of hours of service to the Company or to limit the right of HPC to perform similar services for the benefit of persons or entities other than the Company, (ii) commit to purchase securities of the Company or secure financing on behalf of the Company by third parties, (iii) ensure that any potential investor(s) introduced to the Company by HPC will execute final agreements with the Company, or (iv) guaranty the obligations of any investor(s) introduced to the Company by HPC under any final agreements with such investor(s).


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         3. Remuneration. For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the Company will derive from the ability to announce its relationship with HPC, the Company agrees as follows:

                  (a) Placement Fees. The Company shall pay to HPC a cash placement fee equal to 5% of the total purchase price of the Company's securities sold, including all amounts placed in an escrow account or payable in the future (including future issuances resulting from anti dilution provisions) and all amounts paid or payable upon exercise, conversion or exchange of such securities received or receivable directly by the Company ("Aggregate Consideration") in any placement of the Company's securities in connection with HPC's efforts hereunder. Such consideration paid in cash shall be paid directly to HPC out of escrow, as and when such consideration is paid to the Company. Notwithstanding the foregoing, in connection with the exercise within one (1) year of closing of the transaction of any investor warrants issued in connection with a placement of the securities in connection with HPC's efforts hereunder, HPC's placement fee shall be reduced to 4% of the cash proceeds (0% in the case of an exercise after one (1) year of closing of the transaction) and shall be paid to HPC.

                  (b) Warrants. On each closing date on which Aggregate Consideration is paid or becomes payable, the Company shall issue to HPC 30,000 warrants (the "Warrants") per $1 million raised by HPC. The exercise price of the Warrants shall equal the lower price (to any investor(s)) at which any common equity of the Company is or may be sold in such placement or upon the conversion, exercise or exchange of such securities. The Warrants shall be exercisable immediately after the date of issuance, and shall expire 5 years after the date of issuance, unless otherwise extended by the Company. The Warrants shall include a cashless exercise provision and will be non-redeemable and provide for automatic exercise upon expiration. The Warrants shall be transferable, subject only to the securities laws, by the holders thereof.

                   (c) Mergers and Acquisitions. The Company agrees that if HPC, directly or indirectly, introduces the Company, during the term of this Agreement, to any person or entity that becomes a party to a merger, acquisition, joint venture or other similar transaction with the Company or any affiliate thereof, then the Company shall pay to HPC a fee calculated as a percentage of the Transaction Value (as defined herein) in accordance with the following scale:


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                    o      6% on the first           $ 1,000,000
                    o      5% on the amount from     $ 1,000,001 to $ 3,000,000
                    o      4% on the amount from     $ 3,000,001 to $ 5,000,000
                    o      3% on the amount from     $ 5,000,001 to $ 7,000,000
                    o      2% on the amount from     $ 7,000,001 to $9,000,000
                    o      1% on the amount above $ 9,000,001

         The fee shall be payable to HPC in the same medium (i.e., cash or stock) and in the same ratio of both as the consideration for the transaction.

                  "Transaction Value" shall mean the aggregate value of all cash, securities, notes, debentures purchase options, consideration paid for assets owned by majority owned subsidiaries of the Company or entities in any business relationship which are used in or are potentially useful in the Company 's business; the total value of liabilities avoided by the Company or assumed by the acquirer; the total value of all liabilities on the Company's balance sheet that are transferred to the acquirer of the stock of the Company in a stock transaction and any other tangible net benefit to the Company, its shareholders or directed beneficiaries and other property and valuable consideration of every kind either (i) transferred to the Company and its affiliates in connection with any transaction involving any investment , loan or any other equity or debt financing for, or acquisition of, the Company or any affiliate thereof, or in connection with an acquisition of equity or assets thereof or (ii) transferred by the Company and its affiliates in any transaction involving an investment in or acquisition of any third party, or acquisition of the equity or assets thereof, by the Company or any affiliate thereof or
         (iii) transferred or otherwise contributed by all parties to enter into any joint venture or similar joint enterprise or undertaking with the Company or any affiliate thereof. The aggregate value of the consideration shall be the aggregate fair market value thereof as determined jointly by HPC and the Company, or, if the parties cannot agree, by an independent appraiser jointly selected by HPC and the Company. The parties hereby agree that any share of the Company's Class A common stock shall be valued at its closing bid price on the OTC Bulletin Board (as reported by Bloomberg L.P.) as of the date the consideration for the transaction is established.

                  (d) Tail Period. The Company shall and shall have cause its affiliates to pay HPC all compensation described in this Section 3 with respect to all financing and merger and acquisition candidates at any time prior to the expiration of 1 year after the Termination Date (the "Tail Period") if such candidates were identified to the Company by HPC during the Engagement Period and HPC provided written notification to the Company of the introduction.


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         4. Representations, Warranties and Covenants of the Company. The
Company hereby represents, warrants and covenants as follows:

                  (a) (i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) the Company's certificate of incorporation or by-laws, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

                  (b) Upon the filing of any registration statement by the Company pursuant to the Securities Act of 1933, as amended, in connection with the proposed offer and sale of any of its securities by it or any of its security holders, the Company shall also register for resale by HPC in such registration statement(s) the securities issued to HPC hereunder but not yet registered for resale.

         5. Representations, Warranties and Covenants of HPC. HPC hereby represents and warrants that: (i) it has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of HPC enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of
(A) HPC's certificate of incorporation or by-laws, or (B) any agreement to which HPC is a party or by which any of its property or assets is bound.

          6. Independent Contractor: HPC and the Company hereby acknowledge that HPC is an independent contractor. HPC shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, HPC shall take no action, which binds, or purports to bind, the Company.

         7. Confidentiality. The Company acknowledges that all opinions and advice, whether oral or written, given by HPC to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transactions to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of HPC to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to HPC or use HPC's name in any annual report or any other report or release of the Company without HPC's prior written consent, except that the Company may, without HPC's further consent, disclose this Agreement (but not information provided to the Company by HPC) in the company's filings with the Securities and Exchange Commission, if such disclosure is required by law.


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         8. Reimbursement. The Company agrees to reimburse promptly HPC, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by HPC (including fees and disbursements of counsel and of other consultants and advisors retained by HPC) in connection with the matters contemplated this Agreement; provided That HPC must obtain the prior written consent of JAG Media Holdings, Inc for any expenses to be incurred by HPC in excess of above $500.00.

         9. Notices. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify:

           If to the Company:                 Mr. Thomas J. Mazzarisi
                                              Chief Financial Officer
                                              JAG Media Holdings, Inc.
                                              6865 S.W. 18th Street, Suite B13
                                              Boca Raton, FL 33433

                   If to HPC:                 HPC Capital Management
                                              1215 Hightower Trail
                                              Suite B-220
                                              Atlanta, GA  30350
                                              Attn:  Paul T. Mannion, Jr.
                                              (770) 992-6800 (Fax)

         10. Entire Agreement. This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.


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         11. Survival of Representations and Warranties. The representations, warranties, acknowledgments and agreements of HPC and the Company shall survive the termination of this agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability should be ineffective if it materially changes the economic benefit of this Agreement to any party.

         12. Governing Law. This Agreement shall be construed according to the laws of the State of New York and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. Each of the parties' consents exclusively to personal jurisdiction in New York County, New York, waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

13. Successors. This Agreement shall be binding upon the parties, their successors and assigns; provided that HPC shall not assign this Agreement without the prior written consent of the Company.

         14. Execution. This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

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         Agreed to and accepted this 9th day of December, 2002


         JAG Media Holdings, Inc.             HPC Capital Management



         By:/s/ Thomas J. Mazzarisi            By:  /s/ Paul T. Mannion, Jr.
            -----------------------                 ------------------------
         Thomas J. Mazzarisi                   Paul T. Mannion, Jr.
         Chief Financial Officer               President



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